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                                                                     EXHIBIT 13



                    AMENDMENT No. 3 TO THE RIGHTS AGREEMENT
                    ---------------------------------------

     Amendment No. 3 to the Rights Agreement, dated as of August 20, 1998 (the "Amendment No. 3"), by and between AMP Incorporated, a Pennsylvania corporation (the "Company"), and ChaseMellon Shareholder Services L.L.C., a limited liability company organized under the laws of the State of New Jersey (the "Rights Agent").

     WHEREAS, on October 28, 1989 the Company and Manufacturers Hanover Trust Company, a New York corporation ("MHTCo"), entered into a Rights Agreement ("the Original Agreement");

     WHEREAS, on September 4, 1992, the Company and Chemical Bank (as successor to MHTCo.) entered into Amendment No. 1 to the Rights Agreement and on August 12, 1998, the Company and ChaseMellon Shareholder Services L.L.C. (as successor to Chemical Bank) entered into Amendment No. 2 to the Rights Agreement (the Original Agreement, as amended by each of the amendments is hereinafter referred to as the "Agreement" and the terms of which are incorporated herein by reference and made a part hereof); and

     WHEREAS, the Company, with the approval of the Board of Directors of the Company, and the Rights Agent have mutually agreed to modify the terms of the Agreement in certain respects.

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree that the Agreement shall be and hereby is amended in the following manner:

     Section 1.  Amendment of "Certain Definitions" Section.
                 ------------------------------------------

          (a) The definition of "Qualifying Offer" contained in Section 1 of the Agreement is hereby amended by adding after the word "shareholders" and before the period, the following:

     ", provided that the offer shall have been consummated at a time when the Rights are redeemable in accordance with Section 23(a) hereof.
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     Section 2.  Amendment of "Issue of Rights Certificates" Section.  The first
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sentence of paragraph (a) of Section 3 of the Agreement is hereby amended, in its entirety, to read as follows:

     "Until the earliest of (i) the close of business on the tenth Business Day after the Stock Acquisition Date, (ii) the close of business on the tenth Business Day (or such later date as the Board shall determine) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be an Acquiring Person, or (iii) the date on which the Rights Certificates (as hereinafter defined) are distributed in accordance with Section 13(e) hereof (the earliest of (i), (ii), and (iii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the holders of the Common Stock (which Certificates for common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company)."

     Section 3.  Amendment of "Consolidation, Merger or Sale or Transfer of
                 ----------------------------------------------------------
Assets, Cash Flow or Earning Power" Section.  The first sentence of paragraph
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(a) of Section 13 of the Agreement is hereby amended by deleting the phrase
"following the Stock Acquisition Date and by adding in clause (y) of such paragraph after the word "property" and before the comma the following:

     "or the shares of Common Stock held by stockholders of the Company immediately prior to the consummation of the transaction which remain outstanding shall constitute less than 50% of the total number of shares of Common Stock outstanding immediately following consummation of the transaction".

     Section 13 is further amended by adding at the end thereof a new paragraph
(e) to read as follows:

     "(e) The Company covenants and agrees not to consummate a transaction constituting a Section 13 Event, unless a Distribution Date shall have occurred as a

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result of the actions described in clauses (i) or (ii) of Section 3(a) hereof or as a result of the Board of Directors taking all actions as may be necessary to cause Rights Certificates to be distributed as contemplated by clause (iii) of
Section 3(a) hereof."

     Section 4.  Amendment of "Redemption and Termination" Section.  Paragraph
                 -------------------------------------------------
(a) of Section 23 of the Agreement is hereby amended, in its entirety, to read as follows:

     "(a) The Board of Directors of the Company may, at its option, at any time prior to the earliest of (i) the close of business on the tenth Business Day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the close of business on the tenth Business Day following the Record Date), (ii) the Final Expiration Date, or
(iii) if any Person shall have announced an intention to engage in a transaction which, if successful, would have resulted in (A) such Person becoming an Acquiring Person or (B) a Section 13 Event (in either case which was not solicited in advance by the Board of Directors) (collectively, an "Unsolicited Acquisition Proposal"), the first time thereafter at which there is a change in the directors in office (including as a result, in whole or in part, of an increase in the size of the Board and the election of new directors) such that persons who were disinterested directors (as such term is defined in Section 1715(e) of the Pennsylvania BCL) immediately prior to the first such Unsolicited Acquisition Proposal (together with any successors thereto who were approved by the Board of Directors prior to their election) do not constitute a majority of the members of the Board of Directors, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable after the first occurrence of a Section 11(a)(ii) Event until such time as the Company's right of redemption hereunder has expired. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the Current Market Price as defined in Section 11(d) hereof, of the Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the Board of Directors of the Company."

     Section 5.  Amendment to "Supplements and Amendments" Section.  Section 26
                 -------------------------------------------------
of the Agreement is amended, in its entirety, to read as follows:

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     "Prior to the Distribution Date and subject to the penultimate sentence of this Section 26, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing shares of Common Stock. In addition, the Company and the Rights Agent shall at any time, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights Certificates in order (i) to cure ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder or (iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Rights Certificates (other than an Acquiring Person). Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 26, the Rights Agent shall execute such supplement or amendment. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Stock. The foregoing notwithstanding, no amendment of this Agreement may be effected at a time when the Rights are not redeemable, except as permitted by clauses (i) or (ii) of the second sentence of this
Section 26."

     Section 6.  Rights Agreement as Amended.  The term "Agreement" as used in
                 ---------------------------
the Agreement shall be deemed to refer to the Agreement as amended hereby and shall be effective as of the date hereof. All references hereinafter to Amendment No. 3 shall be deemed to refer to this Amendment No. 3. It is expressly understood and agreed that except as provided above, all terms, conditions and provisions contained in the Agreement shall remain in full force and effect without any further change or modification whatsoever.

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     IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.



Attest:                                AMP Incorporated


    /s/ David F. Henschel                  /s/ Robert Ripp
By:__________________________          By:_______________________________
   Name:  David F. Henschel                 Name:  Robert Ripp
   Title: Corporate Secretary               Title: Chairman and Chief
                                                    Executive Officer





Attest:                                ChaseMellon Shareholder
                                        Services L.L.C.


    /s/ Laura R. Picone                     /s/ Frances A. Wixted
By:_________________________           By:______________________________
   Name:  Laura R. Picone                 Name:  Frances A. Wixted
   Title: Vice President                  Title: Vice President




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